Exhibit 11(a)

[Letterhead of Paul, Hastings, Janofsky & Walker LLP]
, 2009	44046.00006
The Tocqueville Trust
40 West 57th Street, 19th Floor New York, New York 10019
Re: Registration Statement on Form N-14
Ladies and Gentlemen:

We have acted as counsel to The Select Fund (the “Acquiring Fund”), a series of The Tocqueville Trust, a Massachusetts business trust (the “Trust”), in connection with the Registration Statement of the Trust on Form N-14 with the Securities and Exchange Commission (the “Registration Statement”) relating to the proposed acquisition by the Acquiring Fund of the assets and liabilities of the Delafield Select Fund (the “Acquired Fund”), a series of Natixis Funds Trust II, a Massachusetts business trust, and the issuance of shares of beneficial interest of the Acquiring Fund in connection therewith (the “Shares”), all in accordance with the terms of the Agreement and Plan of Reorganization and Liquidation (the “Plan”).

In connection with this opinion, we have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity to the originals of all records, documents and instruments submitted to us as copies. We have based our opinion on our review of the following:

(a)        the Trust’s Agreement and Declaration of Trust dated September 17, 1986, as amended on August 19, 1991 and August 4, 1995 (the “Declaration of Trust”), certified to us by an officer of the Trust as being a true and correct copy of the Declaration of Trust and in effect on the date hereof;

(b) the Trust’s Amended and Restated Bylaws (the “Bylaws”) certified to us by an officer of the Trust as being a true and correct copy of the Bylaws and in effect on the date hereof;

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(c)        resolutions of the Trust’s Board of Trustees adopted at a Meeting of the Board on June 11, 2009, authorizing the establishment of the Acquiring Fund, the approval of the Registration Statement, and the issuance of the Shares, certified to us by an officer of the Trust as being true and complete and in full force and effect through the date hereof;

(d) a copy of the Registration Statement as filed with the Securities and Exchange Commission on Form N-14; and

(e) a certificate of an officer of the Trust as to certain factual matters relevant to this opinion.

Our opinion below is limited to the federal law of the United States of America and the business trust law of the Commonwealth of Massachusetts. We are not licensed to practice law in the Commonwealth of Massachusetts, and we have based our opinion solely on our review of Chapter 182 of the General Laws of the Commonwealth of Massachusetts and the case law interpreting such Chapter as reported in the Massachusetts Corporation Laws & Practice (Aspen Law & Business, 2009). We have not undertaken a review of other Massachusetts law or of any administrative or court decisions in connection with rendering this opinion. We disclaim any opinion as to any law other than that of the United States of America and the business trust law of the Commonwealth of Massachusetts as described above, and we disclaim any opinion as to any statute, rule, regulation, ordinance, order or other promulgation of any regional or local government authority.

We note that pursuant to certain decisions of the Supreme Judicial Court of the Commonwealth of Massachusetts, shareholders of a Massachusetts business trust may, in certain circumstances, be held personally liable as partners for the obligations or liabilities of the Trust. However, we also note that Article IX, Section I of the Declaration of Trust provides that all persons extending credit to, contracting with or having any claim against the Trust or the Acquiring Fund shall look only to the assets of the Trust or the Acquiring Fund for payment under such credit, contract or claim; and neither the shareholders nor the Trustees, nor any of the Trust’s officers, employees or agents, whether past, present or future, shall be personally liable therefore.

Based on the foregoing and our examination of such questions of law as we have deemed necessary and appropriate for the purpose of this opinion, we are of the opinion that:

1. The Trust is validly existing as a business trust under the laws of the Commonwealth of Massachusetts.

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2.      The Shares to be issued as contemplated in the Plan have been duly authorized, and, subject to the receipt by the Trust of consideration equal to the net asset value thereof, when issued in accordance with the Plan, will be validly issued, fully paid and nonassessable shares of the Trust under the laws of the Commonwealth of Massachusetts.

This opinion is rendered to you in connection with the Registration Statement with respect to the Acquiring Fund and is solely for your benefit. We consent to the filing of this opinion with and as part of the Registration Statement. This opinion may not be relied upon by you for any other purpose or relied upon by any other person, firm, corporation or other entity for any purpose, without our prior written consent. We disclaim any obligation to advise you of any developments in areas covered by this opinion that occur after the date of this opinion.

Very truly yours,